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                                                                                                       EXHIBIT 12.1

                                            PHYSICIANS SALES & SERVICE, INC.
                                           RATIO OF EARNINGS TO FIXED CHARGES

                                                                            Fiscal year ended
                                                          ---------------------------------------------------   June 30,
                                                              1993      1994       1995       1996      1997      1997
                                                              ----      ----       ----       ----      ----      ----
                                                                                    in thousands
Income before provision for income taxes                      1,267     2,551      1,574      2,663     6,493     7,361
Fixed charges                                                 4,830     6,585      6,177      4,950     2,423       595
                                                          -------------------------------------------------------------
Income before provision for income taxes
  and fixed charges                                           6,097     9,136      7,751      7,613     8,916     7,956
                                                          =============================================================
Fixed charges:
  Interest on debt and capital leases                         3,695     5,116      4,451      3,178       361        79
  Interest element of rentals                                 1,135     1,469      1,726      1,772     2,062       516
                                                          -------------------------------------------------------------
                                                              4,830     6,585      6,177      4,950     2,423       595
                                                          =============================================================
Ratio of income before provision for income
  taxes and fixed charges to fixed charges                      1.3       1.4        1.3        1.5       3.7      13.4
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